Exhibit 10.1

FORM OF AUTONATION, INC.
STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT (this “Agreement”) is entered into as of _____________, by and between AUTONATION, INC., a Delaware corporation (together with its subsidiaries and affiliates, the “Company”), and ___________ (“Optionee”) who accepts the award of the Option (as defined below) made hereby, and agrees to be bound by this Agreement.

Recitals

A.The Company has established the AutoNation, Inc. 2008 Employee Equity and Incentive Plan (the “Plan”) in order to provide valued employees of the Company incentives to create and maintain long-term stockholder value; and

B.The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company has approved the grant to Optionee of a non-qualified employee stock option to purchase from the Company shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), on the terms and conditions set forth in this Agreement.

Terms of Agreement

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

1.Definitions. Schedule 1 sets forth a Glossary of terms that are used herein. All capitalized terms used but not defined in this Agreement shall have the meanings given to them in the Glossary or the Plan.

2.Grant of Option. Subject to the terms and conditions set forth herein and in the Plan, Optionee shall be granted under the Plan the right and option (the “Option”) to purchase from the Company all or any part of the number of shares of Common Stock set forth for Optionee in the award letter dated _________ from the Company to Optionee (the “Award Letter”). One-quarter (1/4) of the Option is hereby granted as of March _______ at the exercise price set forth in the Award Letter. Except as otherwise provided herein or in the Plan, an additional one-quarter (1/4) of the Option shall be granted to the Optionee on the first trading day of the New York Stock Exchange (“NYSE”), or the principal exchange upon which the Common Stock is listed, of each of June, September and December _____, with an exercise price equal to the fair market value of a share of Common Stock on such grant date (which shall mean the closing price of a share of the Common Stock on such grant date as reported on the principal nationally recognized stock exchange on which the Common Stock is traded on such date), subject to continuous employment by Optionee with the Company from the date hereof until such date and, except as otherwise provided by the Committee, subject to Optionee remaining at the same job grade level from the date hereof until such date. The Option shall not be treated as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended.

3.Term. The term of the Option shall commence with respect to the number of shares of Common Stock subject to the portion of the Option granted on the respective dates on which each portion of the Option is granted in accordance with Paragraph 2 of this Agreement and shall, in each case, expire ten (10) years from the date of this Agreement, subject to the terms and conditions set forth herein and in the Plan, as may be amended from time to time.

4.Vesting. Except as otherwise provided herein or in the Plan, each separately granted portion of the Option shall vest and become exercisable in four equal annual installments, 25% on June 1, ____, 25% on June 1, ____, 25% on June 1, ____, and 25% on June 1, ____, subject to continuous employment by Optionee with the Company from the date hereof until such date. Any portion of the Option may be exercised only to purchase whole shares of Common Stock, and in no case may a fraction of a share be purchased. If any fractional share of Common Stock would be deliverable upon exercise, such fraction shall be rounded down to the nearest whole number.

5.Termination of Option if Employment is Terminated Due to a Change in Ownership of Subsidiary or Affiliate or Spin-Off. For the purpose of clarification, if Optionee ceases to be an employee of the Company or any Subsidiary or Affiliate of the Company following a Change in Ownership or Spin-Off of the Subsidiary, Affiliate or business unit by which Optionee is employed (whether because of the termination of employment of Optionee or because the corporation or other entity by which Optionee was employed ceases to be a Subsidiary or Affiliate of the Company or otherwise), such cessation shall be deemed to be a termination of employment or other service and Sections 12 and 13 of the Plan shall apply.

6.Optionee Bound by Terms of Plan. Optionee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all of the terms, conditions and provisions thereof (including, without limitation, the termination of the Option in the event of a termination of the Optionee’s employment with the Company for Cause). For the purpose of clarification, the Optionee hereby acknowledges that in the event of a termination of the Optionee’s employment with the Company for Cause at a time when the Optionee is eligible for Retirement (as such term is defined in the Plan), both the Option (including any portion thereof that has not yet been granted) and any other stock options to acquire shares of Company stock previously granted to the Optionee shall be forfeited and terminate immediately.

7.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to its principles of conflict of laws. The parties agree that any action, suit or proceeding arising out of or relative to this Agreement or the relationship of Optionee and the Company shall be instituted only in the State or federal courts located in Broward County in the State of Florida, and each party waives any objection that such party may now or hereafter have to such venue or jurisdiction in any action, suit or proceeding brought in any State or federal court located in Broward County, Florida. Optionee affirms that he or she has sufficient contact with Florida such that Optionee would reasonably anticipate being hailed into said courts in Florida regarding this Agreement or any other contract or issues arising between the parties hereto. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against Optionee if given by mail (registered or certified where possible, return receipt requested), postage prepaid, mailed to Optionee at the address set forth in the Company’s records, or shall be effective against the Company if given in accordance with Paragraph 10 hereof.

8.No Right to Continued Employment. Nothing contained in this Agreement shall confer on Optionee the right to continue in the employment of the Company or otherwise shall impede the Company’s ability to terminate Optionee’s employment.

9.Severability. The invalidity or enforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

10.Notices. All notices, requests, demands, claims and other communications by Optionee with respect to the Option shall be in writing and shall be deemed given if delivered by certified or registered mail (first class postage prepaid), guaranteed overnight delivery or facsimile transmission if such transmission is confirmed by delivery by certified or registered mail (first class postage prepaid) or guaranteed overnight delivery, to the following address (or to such other addresses or telecopy numbers which the Company shall designate in writing to Optionee from time to time):
AutoNation, Inc.
200 SW 1st Avenue
Fort Lauderdale, Florida 33301
Attention: Human Resources, Suite 1400
Telecopy: (954) 656-xxxx

with a copy to:	AutoNation, Inc.
200 SW 1st Avenue
Fort Lauderdale, Florida 33301
Attention: General Counsel, Suite 1600
Telecopy: (954) 769-xxxx
(no copy required for notice of Option exercise)

11.Binding Effect. This Agreement shall not constitute a binding obligation of the Company or the Optionee unless it is accepted by Optionee. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company and to Optionee’s heirs, legatees, distributees and personal representatives. No handmarked or interlineated modifications shall constitute a part of this Agreement.

12.Method of Option Exercise. To the extent permitted by the Company, the Option may be exercised by electronic submission of an exercise order in accordance with the instructions set forth thereon or otherwise in accordance with Section 9(d) of the Plan.

13.Conflict with Terms of the Plan. In the event that any provision of this Agreement conflicts with any provision of the Plan and cannot reasonably be interpreted to be a clarification of such provision of the Plan or an exercise of the authority granted to the Plan’s administrator pursuant to the Plan, the provision of the Plan shall govern and be controlling. For the purpose of clarification, Paragraph 4 and the last sentence of Paragraph 6 hereof shall govern notwithstanding any contrary provisions of the Plan.

14.Integration. Except for the provisions relating to stock options contained in that certain Restrictive Covenants and Confidentiality Agreement of even date herewith by and between the Company and Optionee, this Agreement supersedes all prior agreements and understandings between the Company and Optionee relating to the grant of the Option, whether oral or otherwise.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

By:	AUTONATION, INC.	OPTIONEE:

Name: Title:

STOCK OPTION AGREEMENT

SCHEDULE 1

GLOSSARY

The terms below shall have the following meanings when used throughout the Agreement. Capitalized terms that are used but not defined in the Agreement or this Glossary shall have the meanings given to them in the Plan.

“Affiliate” shall mean a Subsidiary or any other entity of which on the relevant date at least a majority of the Voting Securities are at the time owned directly or indirectly by the Company or any Subsidiary.

“Cause” shall have the meaning given to it in the Plan.

“Change in Ownership” A Change in Ownership shall be deemed to have occurred with respect to an Optionee if (i) as a result of a merger, consolidation, reorganization, business combination, sale, exchange or other disposition of Voting Securities or other transaction, the corporation or other entity by which Optionee is employed ceases to be a Subsidiary or Affiliate of the Company and, immediately after such transaction, the persons who were stockholders of the Company immediately before such transaction do not own at least a majority of the Voting Securities of such corporation or other entity, or (ii) there is a sale or other disposition of all or substantially all of the assets of the trade, business, corporation or other entity by which Optionee is employed and, immediately after such transaction, the Company or the persons who were stockholders of the Company immediately before such transaction do not own at least a majority of the Voting Securities of a corporation or other entity that acquires such assets or engages in such trade or business. Notwithstanding the foregoing, a Change in Ownership shall not include a Change in Control (as defined in the Plan) of the Company.

“Spin-Off” A Spin-Off shall be deemed to have occurred with respect to an Optionee if the corporation or other entity by which Optionee was employed, or the entity that succeeds to the business unit or trade by which Optionee was employed, is not a Subsidiary or Affiliate of the Company following a pro rata distribution or dividend of its capital stock to the persons who were stockholders of the Company immediately before such transaction and, immediately after such transaction, such corporation or other entity has a class of Voting Securities that is traded publicly on a national securities exchange.

“Subsidiary” shall have the meaning given to it in Section 424(f) of the Internal Revenue Code of 1986, as amended.

“Voting Securities” shall mean securities or other ownership interest having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar functions.